SHAREHOLDER INFORMATION AGREEMENT


         THIS AGREEMENT (the "Agreement") is made and entered into as of (current or execution date), or such other compliance date mandated by Rule 22c-2 under the Investment Company Act of 1940 ("Rule 22c-2"), whichever is later, by and between AMERICAN CENTURY INVESTMENT SERVICES, INC. ("ACIS"), and the party signing below ("Intermediary") with an effective date of April 16, 2007.

         WHEREAS, Intermediary offers or otherwise makes available American Century mutual funds (the "Funds") to or for clients of Intermediary; and

         WHEREAS, pursuant to Rule 22c-2, ACIS is required to enter into a shareholder information agreement with every intermediary who holds shares of the Funds in omnibus accounts or non-fully disclosed shareholder accounts and submits orders directly to the Funds' transfer agent or to a registered clearing agency; and

         WHEREAS, this Agreement sets forth the terms and conditions for information sharing for the Funds in accordance with Rule 22c-2.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereto agree as follows:

         1. Agreement to Provide Shareholder Information. Intermediary agrees to provide a requesting Fund, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request.

                  (a) Period Covered by Request. Requests must set forth a specific period, generally not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund, but shall not make a request for any information older than 12 months from the date of the request.

                  (b) Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five
         (5) business days, after receipt of a request. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Par. 1 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Par. 1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in Rule 22c-2.

                  (c) Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

         2. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares or take such other action as requested by the Fund for a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

                  (a) Form of Instructions. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed including how long the restrictions are to remain in place. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the Shareholder that violated the Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Shares.

                  (b) Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by Intermediary.

                  (c) Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

         3. Identification of Financial Intermediaries. Intermediary agrees to
         (i) maintain, and provide to the Fund upon request, a complete and current list of all intermediaries that submit trades to the Fund through the Intermediary for which the Intermediary is not authorized to execute this Shareholder Information Agreement on their behalf; (ii) not to purchase any securities from the Fund on behalf of an intermediary that does not, at the time of the purchase, have a valid Shareholder Information Agreement in effect with the Fund either directly or through the Intermediary; and (iii) to inform the Fund in the event an intermediary that had previously authorized the Intermediary to act on its behalf for purposes of this Shareholder Information Agreement revokes such authorization. Such notification shall be provided to the Fund no later than 10 days after the Intermediary first receives notice of the revocation.

         4. Definitions. For purposes of this Agreement:

                  (a) The term "Fund" includes each fund's principal underwriter
         (ACIS) and transfer agent (American Century Services Corporation). The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b).

                  (b) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the Investment Company Act of 1940 that are held by Intermediary.

                  (c) The term "Shareholder" means (i) for all Intermediaries other than retirement plan recordkeepers or insurance companies, the beneficial owner of Shares, whether the Shares are held directly or by Intermediary in nominee name; (ii) for all Intermediaries that are retirement plan recordkeepers, the Plan participant, notwithstanding that the Plan may be deemed to be the beneficiary owner of Shares; and
         (iii) for all Intermediaries that are insurance companies, the holder of interests in a variable annuity or variable life insurance contract issued by Intermediary.

                  (d) The term "written" includes electronic writings and facsimile transmissions.

         5. Termination. This Agreement will terminate upon the later of the termination of the Shareholder Services Agreement and the date when the Intermediary no longer holds Shares.

         6. Counterparts and Delivery. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Agreement delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind both parties just as would the exchange of originally signed copies.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the latest date set forth below.
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
AMERICAN CENTURY INVESTMENT                          LIBERTY LIFE INSURANCE COMPANY
SERVICES, INC.                                       Intermediary

By:                                                           By:
         --------------------------------------------                  --------------------------------------------
Name:                                                         Name:             Michael Deardorff
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Title:                                                        Title:            Sr. Vice President
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Date:                                                         Date:
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                                                              Contact Name:
                                                                             --------------------------------------
                                                              Address:
                                                                        -------------------------------------------

                                                              Phone No:
                                                                         ------------------------------------------
                                                              Email address:
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If Intermediary trades through the NSCC, provide assigned NSCC trading numbers:

American Century Assigned Trading Numbers:  Dealer #
                                                     -----------------------------------------------------
                                                     TPA #
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